UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2010

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 310 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On June 30, 2010, Pacific Office Properties Trust, Inc. (the “Company”) and Terraces CP, LLC (“Seller”) entered into a Purchase and Sale Agreement (the “Agreement”), effective as of June 28, 2010 (the “Effective Date”), pursuant to which the Company agreed to purchase a one-building office property located in San Diego, California that has approximately 200,000 square feet of gross leasable area (the “Property”) for a cash purchase price of $68,825,000 (the “Purchase Price”).  The building is 100% leased to a publicly-traded company.

The closing date is initially scheduled to occur 60 days after the Effective Date, subject to customary closing conditions.  The closing date may be extended at the Company’s election to a date no later than December 1, 2010 subject to the payment of additional amounts into escrow and certain other conditions set forth in the Agreement.

Within 30 days of the Effective Date, the Company is entitled to terminate the Agreement in its sole discretion after completing its due diligence review.  In such an event, the Company will be entitled to a return of all amounts paid into escrow towards the Purchase Price.  The Company will otherwise only be entitled to a return of the amounts paid into escrow in the event of the Seller’s default or failure to satisfy closing conditions.

Other than the Agreement, there are no material relationships between the Company and the Seller. There is no assurance that the Company will acquire the Property because the proposed acquisition is subject to a variety of factors, including the completion of due diligence to the Company’s satisfaction and customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Date: July 7, 2010	By:	/s/ James R. Wolford
James R. Wolford
Chief Financial Officer